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                                                  ----------------------------
                   UNITED STATES                           OMB APPROVAL
        SECURITIES AND EXCHANGE COMMISSION        ----------------------------
               WASHINGTON, D.C. 20549              OMB Number: 3235-0058
                                                  ----------------------------
                    FORM 12b-25                    Expires: January 31, 2002
                                                  ----------------------------
            NOTIFICATION OF LATE FILING            Estimated average burden
                                                   hours per response . . 2.50
                                                  ----------------------------
(Check One):                                       SEC FILE NUMBER
[ ] Form 10-K                                      000-32653
[ ] Form 20-F                                     ----------------------------
[ ] Form 11-K                                      CUSIP NUMBER
[X] Form 10-Q
[ ] Form N-SAR                                    ----------------------------

For Period Ended: September 30, 2001

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

================================================================================
 NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
================================================================================

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

JCM Partners, LLC
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Full Name of Registrant

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Former Name if Applicable

2151 Salvio Street, Suite 325
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Address of Principal Executive Office (Street and Number)

Concord, CA 94520
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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              (a)    The reasons described in reasonable detail in Part III of
                     this form could not be eliminated without unreasonable effort or expense;

              (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
[X] portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

              (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

JCM Partners, LLC received the comments of the Securities and Exchange Commission to its Form 10 on November 8, 2001 and will require additional time to incorporate its responses to such comments in the Form 10-Q as appropriate.

PART IV -- OTHER INFORMATION

       (1) Name and telephone number of person to contact in regard to this notification


Gayle M. Ing              (925)                      676-1966
----------------------    ------------------------   ---------------------------
(Name)                    (Area Code)                (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                               [X] Yes    [ ] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               [ ] Yes    [X] No


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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                JCM Partners, LLC
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  November 13, 2001                 By  /s/    Gayle M. Ing
                                          --------------------------------------
                                                   Gayle M. Ing
                                                   Chief Executive Officer



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